As filed with the Securities and Exchange Commission on October 30, 2001         Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wild Oats Markets, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	84-1100630 (I.R.S. Employer Identification No.

3375 Mitchell Lane
Boulder, Colorado 80301-2244

(Address of principal executive offices)

Wild Oats Markets, Inc.
2001 Non-Officer/Non-Director
Stock Option Plan

(Full title of the plan)

Perry D. Odak
Chief Executive Officer
Wild Oats Markets, Inc.
3375 Mitchell Lane
Boulder, Colorado 80301-2244
(303) 440-5220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Francis R. Wheeler, Esq.
Cooley Godward LLP
380 Interlocken Crescent
Suite 900
Broomfield, Colorado 80021-8023
(720) 566-4231

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.001 per share	486,000 shares	$7.74	$3,760,680	$940.17

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933, as amended (the "Securities Act"). The price per share and aggregate offering price are based upon the weighted average exercise price of options outstanding and the average of the high and low prices of the Registrant's Common Stock on October 24, 2001, as reported on Nasdaq National Market. The following chart illustrates our calculation of the registration fee:
Type of Shares	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to options outstanding under the Wild Oats Markets, Inc. 2001 Non-Officer/Non-Director Stock Option Plan	409,000	$7.70(a)	$3,149,300
Shares issuable under the Wild Oats Markets, Inc. 2001 Non-Officer/Non-Director Stock Option Plan	77,000	$7.94(b)	$611,380

    Based on the weighted average exercise price of options outstanding.

    Based on the Nasdaq National Market average of the high and low price of the Registrant's Common Stock on October 24, 2001.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Wild Oats Markets, Inc., a Delaware corporation, and relates to 486,000 shares of the Company's Common Stock issuable pursuant to the Wild Oats Markets, Inc 2001 Non-Officer/Non-Director Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

    The Registrant's latest Annual Report on Form 10-K (File No. 000-21577) for the fiscal year ended December 30, 2000 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    The Registrant's Amendment No. 1 to Annual Report on Form 10-K/A (File No. 000-21577) for the fiscal year ended December 30, 2000;

    The Registrant's Quarterly Report on Form 10-Q (File No. 000-21577) for the quarter ended March 31, 2001;

    The Registrant's Amendment No. 1 to Quarterly Report on Form 10-Q/A (File No. 000-21577) for the quarter ended March 31, 2001;

    The Registrant's Quarterly Report on Form 10-Q (File No. 000-21577) for the quarter ended June 30, 2001;

    The Registrant's Current Report on Form 8-K filed with the Commission on January 4, 2001;

    The Registrant's Current Report on Form 8-K filed with the Commission on September 4, 2001;

    The Registrant's Current Report on Form 8-K filed with the Commission on October 19, 2001;

    The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed on October 17, 1996;

    The description of rights to purchase Series A Junior Participating Preferred Stock contained in the Registrant's registration statement on Form 8-A dated May 21, 1998; and

    All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Amended and Restated Bylaws also provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware law, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company's Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and certain executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The above discussion of the Company's Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws and the Delaware General Corporation Law is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits
Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)
4.2	Certificate of Correction to Amended and Restated Certificate of Incorporation of the Registrant (1)
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (2)
4.4	Amended and Restated By-Laws of the Registrant (1)
4.5	Rights Agreement dated May 22, 1998 between Registrant and Norwest Bank Minnesota (3)
4.6	Specimen stock certificate (4)
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2 23.3 23.4	Consent of KPMG LLP Consent of Ernst & Young LLP Consent of Cooley Godward LLP (included in Exhibit 5.1)
24.1	Power of Attorney

  Incorporated by reference from the Registrant's Form 10-K for the year ended December 28, 1996. (File No. 0-21577)

  Incorporated by reference from the Registrant's Registration Statement on Form S-3, as amended, filed with the Commission on November 10, 1999. (File No. 333-88011)

  Incorporated by reference from the Registrant's Form 10-Q for the period ended September 30, 2000 (File No. 0-21577), filed on November 14, 2000.

  Incorporated by reference from the Registrant's Registration Statement on Form S-1 filed on August 30, 1996. (File No. 333-11261)

Item 9. Undertakings

  The undersigned registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any prospectus required by section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on October 26, 2001.

Wild Oats Markets, Inc.

By: /s/ Nancy Casey
Nancy Casey, Treasurer and Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
*__________ Perry D. Odak	Chief Executive Officer, President and Director	October 26, 2001
*__________ John A. Shields	Chairman of the Board	October 26, 2001
*________________ David M. Chamberlain	Vice Chairman of the Board	October 26, 2001
______________ Elizabeth C. Cook	Director	October 26, 2001
*___________ Frances Rathke	Interim Chief Financial Officer (principal financial officer)	October 26, 2001
*___________ Brian K. Devine	Director	October 26, 2001
/s/ Nancy Casey Nancy Casey	Treasurer and Controller (principal accounting officer)	October 26, 2001
*_____________ David L. Ferguson	Director	October 26, 2001
*______________ Michael C. Gilliland	Director	October 26, 2001
*_____________ James B. McElwee	Director	October 26, 2001
__________ Morris Siegel	Director	October 26, 2001

*By: /s/ Freya Brier
 Freya Brier, as
Attorney in Fact

EXHIBIT INDEX
Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)
4.2	Certificate of Correction to Amended and Restated Certificate of Incorporation of the Registrant (1)
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (2)
4.4	Amended and Restated By-Laws of the Registrant (1)
4.5	Rights Agreement dated May 22, 1998 between Registrant and Norwest Bank Minnesota (3)
4.6	Specimen stock certificate (4)
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2 23.3 23.4	Consent of KPMG LLP Consent of Ernst & Young LLP Consent of Cooley Godward LLP (included in Exhibit 5.1)
24.1	Power of Attorney

  Incorporated by reference from the Registrant's Form 10-K for the year ended December 28, 1996. (File No. 0-21577)

  Incorporated by reference from the Registrant's Registration Statement on Form S-3, as amended, filed with the Commission on November 10, 1999. (File No. 333-88011)

  Incorporated by reference from the Registrant's Form 10-Q for the period ended September 30, 2000 (File No. 0-21577), filed on November 14, 2000.

  Incorporated by reference from the Registrant's Registration Statement on Form S-1 filed on August 30, 1996. (File No. 333-11261)